FORM 8-K




Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934



Date of Report: April 30, 1998





UNITED MORTGAGE TRUST


     a Maryland trust      Commission File Number 333-10109

         IRS Employer Identification   No. 75-6496585





1701 N. Greenville Avenue, Suite 403
Richardson  TX  75081
(972) 705-9805



UNITED MORTGAGE TRUST
INDEX TO FORM 8-K

                                                Page Number


Item 2. Acquisition or Disposition of Assets         3

Item 5. Other Information                            4

Signatures                                           4





Item 2. Acquisition or Disposition of Assets

During April, 1998, United Mortgage Trust ("the Company") acquired fourteen first lien mortgage notes ("Residential Mortgages") with a total unpaid principal balance on the date of purchase of $539,230 at a discount for $506,204. Funds used to acquire the notes were Gross Offering Proceeds from the Closings on April 1, and April 15, 1998. The Residential Mortgages were chosen for purchase following the Investment Objectives and Policies as set forth in the Declaration of Trust, as amended, dated August 15, 1996, and using the Underwriting Criteria set forth therein. Nine of the Residential Mortgages were acquired from South Central Mortgage, Inc., an affiliate of the Advisor, Mortgage Trust Advisors, Inc. The ramining five Residential Mortgages were acquired from private individuals: Audrey Oaks Family Trust, Mr. & Mrs. Henry Smith, Phil Smith, Vivian Sanders and Pamela Brown.

The Residential Mortgages acquired had a blended annual interest rate of 11.39%, a current annual yield of approximately 12.12%, and an investment-to-value ratio of 81.77%, as of the purchase date of the notes. On average they had an unpaid principal balance of $38,516, a term remaining of 156 months and were acquired for approximately
93.97% of the outstanding unpaid principal balance on the notes purchase date.

The Company paid an Acquisition Fee in the amount of $16,176.90 to the Advisor, Mortgage Trust Advisors, Inc., which represented 3% of the unpaid principal balance of the Residential Mortgages acquired.

As of April 30, 1998 the Company had investments in 56 Interim Mortgages for an aggregate investment of $1,432,499. The Interim Mortgages had terms of no greater than 12 months and were made to borrowers for the purchase, renovation and sale of single family homes. These loans, which were first lien mortgage notes secured by properties in Texas, had a blended interest rate of 14.34% and investment-to-values of no greater than 50%.

Funds used in the acquisition of the assets were offering proceeds from the sale of shares of the Company.


Item 5. Other Information

Status of Offering

Twenty-four new shareholders were admitted to the Trust during April, 1998 increasing the total number of shareholders from 231 to 255, and the total number of outstanding shares from 327,694 to 355,140. Gross Offering
Proceeds from the sale of shares was $548,920, increasing the aggregate Gross Offering Proceeds to $7,102,800.
Proceeds from the April, 1998 Closings were allocated as follows: $491,238 to the Company; $54,892 or 10% to the Selling Group Manager for Selling Commissions; $2,745 or
0.5% to the Selling Group Manager for Due Diligence Fees;
and, $45 to the Escrow Agent as compensation for distributing interest accrued to subscribers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                UNITED MORTGAGE TRUST


April 30, 1998                  /S/Christine A. Griffin
                                   Christine A. Griffin
                                         President



4